Exhibit 99.1

DSP Group, Inc. Reports Fourth Quarter 2008 Earnings

SAN JOSE, Calif., February 2, 2009—DSP Group, Inc. (NASDAQ: DSPG), a worldwide leader in developing and providing chip-set solutions for residential wireless connectivity, announced today its results for the fourth quarter ended December 31, 2008.

Fourth Quarter Results:

Revenues for the fourth quarter of 2008 were $71,551,000, a decline of 16% from revenues of $85,198,000 for the fourth quarter of 2007. Net loss for the fourth quarter was $194,405,000, as compared to a net loss of $1,586,000 for the fourth quarter of 2007. Earnings per share (EPS) for the fourth quarter of 2008 were a loss of $7.23 per share vs. a loss of $0.05 per share for the fourth quarter of 2007.

Year End Results:

Revenues for the year ended December 31, 2008 were $305,800,000, an increase of 23% over 2007 revenues of $248,788,000. Net loss for 2008 was $212,394,000, compared to a net loss of $4,753,000 for 2007. Diluted EPS for 2008 was a loss of $7.48 per share, compared to a loss of $0.16 per share in 2007.

Non-GAAP Results:

Non-GAAP net income and diluted EPS for the fourth quarter of 2008 were $3,987,000 and $0.15 per share, respectively, representing a decrease of 56% from the non-GAAP net income of $9,111,000 and a decrease of 48% from the non-GAAP diluted EPS of $0.29 per share for the fourth quarter of 2007. Non-GAAP net income and diluted EPS for the fourth quarter of 2008 excluded the impact of amortization of acquired intangible assets of $5,654,000, associated with the acquisition of the Cordless and VoIP Terminals business of NXP B.V.; equity-based compensation expenses of $3,188,000; impairment of goodwill and other intangible assets of

$181,534,000; unrealized loss related to certain available-for-sale marketable securities of $2,290,000 and the net tax effect of all items cited above along with valuation allowance of deferred tax assets of $5,726,000. Non-GAAP net income and diluted EPS for the fourth quarter of 2007 excluded the impact of the amortization of acquired intangibles and other acquisition-related assets of $8,244,000, associated with the acquisition; equity-based compensation expenses of $3,281,000 and the aggregate tax benefits associated with such expenses.

Non-GAAP net income and diluted EPS for the year ended December 31, 2008 were $13,816,000 and $0.49 per share, respectively, representing a decrease of 53% from the non-GAAP net income of $29,230,000 and a decrease of 51% from the non-GAAP diluted EPS of $0.99 per share for the year ended December 31, 2007. Non-GAAP net income and diluted EPS for the year ended December 31, 2008 excluded the impact of amortization of acquired intangible assets of $22,853,000, associated with the acquisition; equity-based compensation expenses of $13,938,000; impairment of goodwill and other intangible assets of $181,534,000; unrealized loss related to certain available-for- sale marketable securities of $2,961,000; restructuring expenses of $1,870,000 associated with our cost cutting measures at various operating sites and the net tax effect of all items cited above along with valuation allowance of deferred tax assets of $3,054,000. Non-GAAP net income and diluted EPS for the year ended December 31, 2007 excluded the impact of an in-process R&D expense of $10,120,000 and amortization of acquired intangible assets of $11,948,000, both associated with the acquisition, as well as equity-based compensation expenses of $ 14,022,000, a loss related to certain marketable securities of $997,000 and the aggregate tax benefits associated with such expenses.

Impairment of Goodwill and Other Intangible Assets

Consistent with accounting rules, the Company performed an impairment analysis. This impairment analysis, which is based on a forecasted discounted cash flows model, indicated a $181,534,000 non-cash impairment of goodwill and other intangible assets. Factors within the analysis that led to this outcome include an extended decline in the market capitalization of the Company’s shares at December 31, 2008 combined with a decline in the Company’s forecasted business outlook, which management attributes to the impact of a weakening macroeconomic environment for consumer electronics market.

Share Buyback

During the fourth quarter of 2008, the Company repurchased 847,596 shares of its Common Stock at an average price of $6.23 per share, for an aggregate price of approximately $5.3 million.

For the full year ended December 31, 2008, the Company repurchased 4,798,224 shares of its Common Stock at an average price of $10.21 per share, for an aggregate price of approximately $49.0 million

Share Repurchase

On January 27, 2009, the Company and NXP entered into a Stock Repurchase Agreement pursuant to which the Company agreed to repurchase all of the Company’s shares held by NXP, approximately 4.2 million shares or roughly 16% of the outstanding shares of the Company, that were issued to NXP in connection with the acquisition of the of the Cordless and VoIP Terminals business. The per share purchase price for the shares to be repurchased will be the average closing price per share of the Company’s Common Stock on the NASDAQ Global Market during the 20 business days commencing on February 5, 2009, less fifteen percent of such average. The share repurchase will occur on the fifth business day following the pricing period.

Eli Ayalon, Chairman and CEO of DSP Group, stated: “Despite the world economic downturn and challenging market conditions, we generated positive operating cash flow of $8.2 million in the fourth quarter. The ongoing concerns related to the underlying global economy place limitations on our visibility for 2009. In light of the uncertain market conditions in 2009 and our objective to generate positive operating cash flows in the second half of 2009, we will continue to closely monitor trends in our markets and, where appropriate, take additional measures and implement further synergies to meet our goals. “Nevertheless, we are excited that following the recent Consumer Electronics Show in Las Vegas we successfully secured several design wins for XpandR, our new line of multimedia products.”

Mr. Ayalon further added: “We are pleased to have the opportunity to repurchase NXP’s equity stake in the Company; we consider this to be a very positive act for the Company and its shareholders.”

The Company believes that the non-GAAP presentation of net income and diluted EPS presented in this press release is useful to investors in comparing results for the quarter and year ended December 31, 2008 to the same periods during 2007, because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Also, the results for the quarter and year ended December 31, 2007 did not include the impairment of goodwill and other intangible assets, the unrealized loss related to certain available-for- sale marketable securities and the valuation allowance of deferred tax assets. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensations expenses are reflected on its statements of income.

About DSP Group

DSP Group, Inc. (Nasdaq: DSPG) is a leading global provider of wireless chipset solutions for converged communications at home. Delivering system solutions that combine semiconductors and software with reference designs, DSP Group enables world-leading consumer electronics (CE) manufacturers to cost-effectively develop innovative revenue-generating applications with fast time to market. At the forefront of wireless semiconductor development and operational excellence for over two decades, DSP Group provides a broad portfolio of chipsets integrating DECT, Wi-Fi, PSTN and VoIP/CoIP technologies with state-of-the-art application processors. Enabling converged voice, audio, video and data connectivity across diverse consumer products – from cordless and VoIP phones to home gateways and infotainment centers – DSP Group proactively partners with CE manufacturers to shape the future of residential converged communications. For more information, visit www.dspg.com.

Forward Looking Statements

This press release may contain statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Ayalon’s statements about the company’s objective to generate positive operating cash flows in the second half of 2009 and where appropriate, implement further synergies to meet the company’s goals. These forward-looking statements are based on current expectations and DSP Group assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise. DSP Group’s actual results could differ materially from those described in this press release as a result of various factors, including gross margin fluctuations; the impact of reductions in lead times and inventory levels by our customers and their customers; our ability to obtain better pricing from our suppliers and improve yields; the timing and success of implementation of restructuring efforts to reduce 2009 operating expenses; slower than expected change in the nature of residential communications domain; unexpected delays in the introduction of new products or failure of such products to achieve broad market acceptance; DSP Group’s inability develop and produce new products at competitive costs; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2007 as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s Web site (www.dspg.com) under Investor Relations.

Earnings conference call

DSP Group has scheduled a conference call for 8:30 a.m. EDT today to discuss the financial results for the fourth quarter of 2008 and invites you to listen to a live broadcast over the Internet. The broadcast can be accessed by all interested parties through the Investor Relations section (investor message board) of DSP Group’s Web site at www.dspg.com or link to: http://ir.dspg.com./phoenix.zhtml?c=101665&p=irol-calendar.

If you cannot join the call, please listen to the replay, which will be available for approximately two weeks after the call on DSP Group’s Web site or by calling the following numbers:

—US Dial-In # 1-888-286-8010 (passcode: 52517576)

—International Dial-In # 1-617-801-6888 (passcode: 52517576)

For more information, please contact Ofer Elyakim, + 852 9017-5426, or e-mail: ofere@dsp.co.il.

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Product revenues and other	$71,551	$85,198	$305,800	$248,788
Cost of product revenues and other	43,350	49,641	191,811	148,075

Gross profit	28,201	35,557	113,989	100,713
Operating expenses:
Research and development	17,032	19,394	73,856	58,488
Sales and marketing	5,587	6,073	22,712	19,060
General and administrative	4,535	4,418	17,871	14,614
In-process R&D	—	—	—	10,120
Amortization of intangible assets	5,654	8,275	22,853	11,332
Impairment of goodwill and other intangible assets	181,534	—	181,534	—
Restructuring costs	—	—	1,870	—

Total operating expenses	214,342	38,160	320,696	113,614

Operating loss	(186,141)	(2,603)	(206,707)	(12,901)
Other income :
Interest and other income (loss), net	(1,787)	1,394	160	10,541

Loss before provision for income taxes	(187,928)	(1,209)	(206,547)	(2,360)
Provision for income taxes	6,477	377	5,847	2,393

Net loss	$(194,405)	$(1,586)	$(212,394)	$(4,753)

Net loss per share:
Basic	$(7.23)	$(0.05)	$(7.48)	$(0.16)
Diluted	$(7.23)	$(0.05)	$(7.48)	$(0.16)
Weighted average number of shares of Common stock used in the computation of:
Basic	26,892	31,832	28,387	29,495
Diluted	26,892	31,832	28,387	29,495

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME (NON-GAAP)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product revenues and other	$71,551	$85,198	$305,800	$248,788
Cost of product revenues and other	43,143	49,484	190,892	146,796

Gross profit	28,408	35,714	114,908	101,992
Operating expenses:
Research and development	15,409	17,718	66,608	51,345
Sales and marketing	5,183	5,673	21,017	17,444
General and administrative	3,581	3,401	13,795	10,014

Total operating expenses	24,173	26,792	101,420	78,803

Operating income	4,235	8,922	13,488	23,189
Other income :
Interest and other income, net	503	1,394	3,121	11,538

Income before provision for income taxes	4,738	10,316	16,609	34,727
Provision for income taxes	751	1,205	2,793	5,497

Net income	$3,987	$9,111	$13,816	$29,230

Net earnings per share:
Basic	$0.15	$0.29	$0.49	$0.99
Diluted	$0.15	$0.29	$0.49	$0.99
Weighted average number of shares of Common stock used in the computation of:
Basic	26,892	31,832	28,387	29,495
Diluted	26,897	31,876	28,442	29,646

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
GAAP net loss	$(194,405)	$(1,586)	$(212,394)	$(4,753)

Equity-based compensation expense included in cost of product revenues	207	188	919	663
Amortization of adjustment of inventories to market values included in cost of product revenues	—	(31)	—	616
Equity-based compensation expense included in R&D	1,623	1,676	7,248	7,143
Equity-based compensation expense included in SG&A	1,358	1,417	5,771	6,216
Loss related to certain available-for-sale marketable securities	2,290	—	2,961	997
In-process R&D	—	—	—	10,120
Amortization of intangible assets related to NXP transaction	5,654	8,275	22,853	11,332
Impairment of goodwill and other intangible assets	181,534		181,534
Restructuring costs	—		1,870
Tax (benefit) expenses ,net ,resulting from equity-based compensation, loss related to certain marketable securities, in- process R&D , amortization and impairment of goodwill and other intangibles assets, restructuring costs and valuation allowance of deferred taxes.	5,726	(828)	3,054	(3,104)
Non-GAAP net income	$3,987	$9,111	$13,816	$29,230

Non-GAAP basic earnings per share	$0.15	$0.29	$0.49	$0.99
Non-GAAP diluted earnings per share	$0.15	$0.29	$0.49	$0.99

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2008	December 31, 2007
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$71,404	$69,586
Restricted deposits	115
Marketable securities and cash deposits	9,931	63,682
Trade receivables, net	39,603	51,636
Inventories	14,098	16,361
Other accounts receivable	17,367	7,582
Deferred income taxes	306	4,011

Total current assets	152,824	212,858
Property and equipment, net	14,822	14,270
Long term marketable securities	40,051	34,469
Severance pay fund	7,286	6,883
Deferred income taxes	212	5,109
Goodwill and other intangible assets	32,728	237,969
Other assets	1,331	694

Total assets	$249,254	$512,252

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,136	$30,428
Other current liabilities	40,329	47,906

Total current liabilities	60,465	78,334
Accrued severance pay	8,008	7,303

Accrued pensions	1,675	1,758
Deferred tax liability	24	—
Other long term liabilities	455	—
Total long term liabilities	10,162	9,061
Stockholders’ equity:
Common stock	27	31
Additional paid-in capital	314,484	300,542
Accumulated other comprehensive income	51	1,025
Retained earnings (loss)	(28,186)	187,063
Less – Cost of treasury stock	(107,749)	(63,804)

Total stockholders’ equity	178,627	424,857

Total liabilities and stockholders’ equity	$249,254	$512,252